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400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

New Brunswick, New Jersey, December 9, 2011 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and year ended September 30, 2011.

The Company reported a net loss of $36,000 for the three months ended September 30, 2011, compared to net income of $107,000 for the three months ended September 30, 2010.  The Company reported a net loss for the year ended September 30, 2011 of $249,000, compared to net income of $3.9 million for the year ended September 30, 2010. The loss per share was $0.01 and $0.04 for the three and twelve months ended September 30, 2011, compared with basic and diluted earnings per share for the three months and twelve months ended September 30, 2010 of $0.02 and $0.68, respectively.

John Fitzgerald, President and Chief Executive Officer commented that “During the fiscal year, we continued to reposition our balance sheet and reduce our risk within the portfolio.  Our level of non-performing assets increased during the quarter, and while we expect this level to remain higher than normal in fiscal year 2012, we continue to see strong interest in properties being foreclosed upon or currently held by the Bank and have several properties under contract which we anticipate will close in the coming quarters. In fact, during the first quarter of fiscal year 2012, the Bank completed the sale of two properties previously held as other real estate owned.  The carrying value of these properties was $3.2 million at September 30, 2011, and we expect positive trends to continue during fiscal year 2012.”

Mr. Fitzgerald continued “Despite the historically low interest rate environment, our net interest margin remained over 3.0%, ending the year at 3.11%, down only nine basis points from 3.20% a year earlier. In addition, we continued the reduction in our construction loan portfolio, which decreased 40% to $34.1 million from $57.1 million at 2010, and was down 68% from its peak of $105.7 million in 2008. Finally, Magyar Bank continued to strengthen its capital ratios during the year, despite strong economic headwinds. The Bank’s leverage ratio as of September 30, 2011 increased to 8.07%, while the total risk based capital ratio increased to 13.21%. While the economic environment remains challenging, we continue to focus on strengthening our balance, managing expenses and returning the Company to profitability.”

Results of Operations

Net income decreased $143,000 during the three-month period ended September 30, 2011 compared with the three-month period ended September 30, 2010 while net income decreased $4.2 million during the year ended September 30, 2011 compared with the year ended September 30, 2010. The decrease between the three month periods was primarily due to higher non-interest expense in the current quarter as the prior year quarter included the reversal of an $852,000 severance pay accrual recorded earlier in that fiscal year. The net interest and dividend income after provision for loan loss increased $407,000 to $3.1 million for the three months ended September 30, 2011 from $2.7 million for prior year period. The decrease in net income between the twelve month periods was attributable to a $3.8 million decrease in income tax benefit recorded during the current year period. The Company recorded a $3.7 million tax benefit in the prior year due to the reversal of a valuation allowance against its deferred tax asset.

The Company’s net interest margin decreased by 13 basis points to 3.08% for the quarter ended September 30, 2011 compared to 3.21% for the quarter ended September 30, 2010. For the year ended September 30, 2011, the net interest margin decreased by 9 basis points to 3.11% compared to 3.20% for the year ended September 30, 2010. The decrease in the net interest margin between periods was attributable to lower volumes of loan receivable.

The provision for loan losses was $511,000 for the three months ended September 30, 2011 compared to $1.1 million for the three months ended September 30, 2010. Net charge-offs were $506,000 for the three months ended September 30, 2011 compared to $1.5 million for the three months ended September 30, 2010. The provision for loan losses was $1.7 million for the year ended September 30, 2011 compared to $2.7 million for the year ended September 30, 2010. There were net charge-offs of $2.7 million for the year ended September 30, 2011 compared to net charge-offs of $3.8 million for the year ended September 30, 2010.

The loan charge-offs were the result of the continued depreciation of real estate collateral securing commercial and construction loans during the ongoing adverse economic environment. During the three months ended September 30, 2011, the Bank reduced the carrying balance on nine loans totaling $8.2 million by $537,000 to the appraised fair value of collateral, net of estimated disposition costs, securing the loans. The Bank recorded a recovery of $31,000 during the period. During the year ended September 30, 2011, the Bank charged-off $2.7 million from its allowance from loan loss and recovered $31,000 from prior period charge-offs.

Non-interest income increased $381,000 during the three months ended September 30, 2011 due to higher net gains on the sales of assets, which were $334,000 for the three months ended September 30, 2011 compared with $61,000 for the three months ended September 30, 2010. Gains from the sale of residential mortgage and Small Business Administration guaranteed loans were $251,000 for the three months ended September 30, 2011 compared with $111,000 for the prior year period. In addition, the Bank recorded $24,000 in gains on the sale of other real estate owned, compared with a $96,000 loss for the prior year period. Non-interest income decreased $190,000 during the year ended September 30, 2011 due to lower gains on the sales of assets, which were $479,000 for the twelve months ended September 30, 2011 compared with $828,000 for the twelve months ended September 30, 2010.

Non-interest expense increased $764,000 during the three months ended September 30, 2011 from the prior year period due to the reversal in the prior year quarter of an $852,000 severance accrual originally recorded in December 2009. Non-interest expense increased $211,000, or 1.4%, to $15.4 million for the year ended September 30, 2011 compared to $15.2 million for the year ended September 30, 2010. Increases in other real estate owned expense of $180,000, compensation and benefit expenses of $97,000, and occupancy expenses of $94,000 were partially offset by decreases in FDIC insurance premiums of $131,000 and professional fees of $115,000. The increase in compensation and occupancy expense was related to the opening of the Bank’s sixth branch location in Edison, New Jersey in July 2011.

Balance Sheet Comparison

Total assets decreased $2.4 million, or 0.5%, to $524.0 million during the three months ended September 30, 2011. The quarterly decrease was attributable to a $13.5 million reduction in net loans receivable to $381.3 million. Loan repayments resulted in higher levels of cash and cash equivalents, which increased $7.3 million, and investment securities, which increased $2.6 million. Total assets decreased $13.9 million, or 2.6%, during the twelve months ended September 30, 2011. The decrease was attributable to a $22.6 million reduction in net loans receivable and a $6.1 million reduction in cash and cash equivalents. Loan repayments were reinvested in investment securities, which increased $11.6 million to $70.3 million at September 30, 2011.

Total loans receivable at September 30, 2011 were comprised of $159.2 million (41.4%) in 1-4 family residential mortgage loans, $121.0 million (31.4%) in commercial real estate loans, $34.1 million (8.9%) in construction loans, $36.2 million (9.4%) in commercial business loans, and $34.3 million (8.9%) in home equity lines of credit and other loans. Total loans receivable at September 30, 2010 were comprised of $165.5 million (40.5%) in 1-4 family residential mortgage loans, $116.2 million (28.5%) in commercial real estate loans, $57.1 million (14.0%) in construction loans, $33.7 million (8.2%) in commercial business loans, and $36.1 million (8.8%) in home equity lines of credit and other loans.

During the quarter total non-performing loans increased $1.7 million to $28.2 million at September 30, 2011 from $26.5 million at June 30, 2011. The increase was the result of the addition of sixteen loans totaling $7.2 million, offset by reductions of $4.0 million due to property foreclosures, $705,000 in payments received on non-performing loans, three loans totaling $543,000 paid current, and $249,000 in loan charge-offs. Of the sixteen loans added, eleven were residential mortgage loans totaling $2.2 million, three were construction loans totaling $4.6 million, and two were commercial loans totaling $453,000.

Total non-performing loans increased by $161,000 to $28.2 million at September 30, 2011 from $28.0 million at September 30, 2010. At September 30, 2011, non-performing loans consisted of fifteen construction loans totaling $15.5 million, nine commercial real estate loans totaling $7.6 million, sixteen loans secured by 1-4 family residential mortgage properties totaling $4.8 million, and three commercial business loans totaling $255,000. The ratio of non-performing loans to total loans was 7.3% at September 30, 2011 compared to 6.9% at September 30, 2010.

The Company has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

The allowance for loan losses increased by $5,000 and decreased $1.0 million during the three months and twelve months ended September 30, 2011 to $3.8 million. The increase during the quarter ended September 30, 2011 was attributable to provisions for loan loss of $511,000, partially offset by net charge-offs totaling $506,000. The decrease in the allowance for loan losses during the year ended September 30, 2011 was primarily attributable to contraction in the loan portfolio, specifically in construction loans, which decreased $23.0 million, or 40.3%, during the year. Also contributing were lower loan net charge-offs, which decreased $1.1 million from the prior year.

The allowance for loan losses as a percentage of non-performing loans was 13.5% at September 30, 2011 compared with 17.0% at September 30, 2010. At September 30, 2011 our allowance for loan losses as a percentage of total loans was 0.99% compared with 1.17% at September 30, 2010. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible continuation or deterioration of the current adverse economic environment.

At September 30, 2011, investment securities were $70.3 million, reflecting an increase of $2.6 million from June 30, 2011 and an increase of $11.6 million from September 30, 2010. Investment securities at September 30, 2011 consisted of $55.7 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $8.5 million in U.S. government-sponsored enterprise debt securities, $3.0 million in “private-label” mortgage-backed securities, $3.0 million in corporate notes and $72,000 in state municipal bonds. There were no other-than-temporary-impairment charges for the Company’s investment securities for the year ended September 30, 2011.

Other real estate owned increased $1.4 million to $16.6 million during the quarter ended September 30, 2011. Four properties previously securing loans were foreclosed upon during the quarter totaling $3.7 million. Offsetting the increase were sales of two properties totaling $1.3 million for a net gain of $24,000 and insurance proceeds totaling $1.0 million received for a vandalized property. Year-to-date, other real estate owned increased $3.9 million. The Company was able to successfully dispose of nine properties totaling $3.2 million at September 30, 2010 at a net loss of $107,000 and the Company was able to get the title for 7 other properties totaling $5.8 million which will help to facilitate the sales process.

Other real estate owned at September 30, 2011 consisted of seven completed residential properties, four substantially completed condominium projects, fifteen real estate lots approved for residential homes, and one commercial real estate building. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties to a developer and completing partially completed homes for either rental or sale. At September 30, 2011, the Company had contracts of sale or was negotiating contracts of sale on four properties with carrying values totaling $7.8 million. Two of the four properties with carrying values totaling $3.2 million were sold after September 30, 2011. The Company does not anticipate any significant additional losses on the properties on which it has entered into contracts of sale.

Total deposits increased $6.6 million during the three months ended September 30, 2011 to $424.9 million, but decreased $3.0 million fiscal year-to-date. The contraction in deposits during the twelve months ended September 30, 2011 occurred in certificates of deposit (including individual retirement accounts), which decreased $12.5 million, and savings accounts, which decreased $1.3 million. Partially offsetting the decrease was a $10.8 million increase in checking accounts (including money market accounts). Deposits accounted for 81.1% of assets and 111.5% of net loans at September 30, 2011.

At September 30, 2011, the Company held $1.8 million in Certificate of Deposit Account Registry Service (CDARS) Reciprocal certificates of deposit and $10.0 million in brokered certificates of deposit.  At September 30, 2010, the Company held $2.9 million in CDARS Reciprocal certificates of deposit and $14.7 million in brokered certificates of deposit.

Federal Home Loan Bank of New York advances decreased $8.7 million and $10.9 million during the three and twelve months ended September 30, 2011, respectively, to $34.9 million, or 6.7% of assets.

The Company did not repurchase any of its outstanding shares during the three or twelve months ended September 30, 2011. The Company has repurchased 66,970 shares pursuant to the second stock repurchase plan through September 30, 2011, reducing outstanding shares to 5,801,631.

The Company’s book value per share increased to $7.67 at September 30, 2011 from $7.64 at September 30, 2010. The increase was the result of the Company’s results from operations.

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services.  Today, Magyar operates six branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Income Statement Data:
Interest and dividend income	$5,340	$5,956	$22,233	$25,125
Interest expense	1,692	2,140	7,406	9,311
Net interest and dividend income	3,648	3,816	14,827	15,814
Provision for loan losses	511	1,086	1,748	2,729
Net interest and dividend income after
provision for loan losses	3,137	2,730	13,079	13,085
Non-interest income	790	409	2,100	2,290
Non-interest expense	3,768	3,004	15,385	15,174
Income (loss) before income tax expense	159	135	(206)	201
Income tax expense (benefit)	195	28	43	(3,741)
Net income (loss)	$(36)	$107	$(249)	$3,942

Per Share Data:
Basic earnings (loss) per share	$(0.01)	$0.02	$(0.04)	$0.68
Diluted earnings (loss) per share	$(0.01)	$0.02	$(0.04)	$0.68
Book value per share, at period end	$7.67	$7.64	$7.67	$7.64

Selected Ratios (annualized):
Return on average assets	-0.03%	0.08%	-0.05%	0.72%
Return on average equity	-0.32%	0.97%	-0.56%	8.96%
Net interest margin	3.08%	3.21%	3.11%	3.20%

	At the Period Ended
	September 30,	June 30,	September 30,
	2011	2011	2010
Balance Sheet Data:
Assets	$524,037	$526,480	$537,949
Loans receivable	385,066	398,552	408,652
Allowance for loan losses	3,812	3,807	4,766
Investment securities - available for sale, at fair value	25,312	28,130	14,187
Investment securities - held to maturity, at cost	45,000	39,613	44,479
Deposits	424,943	418,363	427,932
Borrowings	49,916	58,591	60,769
Shareholders' Equity	44,509	44,418	44,177

Asset Quality Data:
Non-performing loans	$28,160	$26,529	$28,000
Other real estate owned	16,595	15,216	12,655
Total non-performing assets	44,755	41,745	$40,655
Allowance for loan losses to non-performing loans	13.54%	14.35%	17.02%
Allowance for loan losses to total loans receivable	0.99%	0.96%	1.17%
Non-performing loans to total loans receivable	7.31%	6.66%	6.85%
Non-performing assets to total assets	8.54%	7.93%	7.56%
Non-performing assets to total equity	100.55%	93.98%	92.03%